Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 21, 2016 in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-207952) and related Prospectus of Steadfast Apartment REIT III, Inc. for the registration of up to $1,300,000,000 in shares of its common stock.
/s/ Ernst & Young LLP
Irvine, California

June 21, 2016